EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1999 Performance Equity Plan of Ladenburg Thalmann Financial Services Inc. of our report dated February 16, 2006 (except for Note 14, as to which the date is March 7, 2006), with respect to the consolidated financial statements of Ladenburg Thalmann Financial Services Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Eisner LLP
New York, New York
December 7, 2006